EXHIBIT 10.39


STATE OF TEXAS           ss.

COUNTY OF __________     ss.

                                 PROMISSORY NOTE

         The undersigned, JOHN L. THOMPSON ("Promisor"), does hereby promise to pay to the order of BLACK WARRIOR WIRELINE CORP.("Promisee" or "Holder") the sum of One Hundred Thousand Dollars ($100,000.00) ("Principal Amount") according to the following terms.

         1. Promisor confirms that he is one of the members of RJ Air, LLC, a limited liability corporation, which purchased from Promisee approximately Three Hundred Twenty-Nine Thousand Dollars ($329,000.00) of trade accounts receivable on June 17, 1999, for the total sum of Two Hundred Thousand Dollars ($200,000.00). One Hundred Thousand Dollars ($100,000.00) of such purchase price was paid and One Hundred Thousand Dollars ($100,000.00) remains unpaid. Promisor makes this note as an accommodation to RJ Air, LLC, of which he is a member and which accommodation is to his benefit. Promisor confirms that he is receiving good and adequate consideration for the making of this note.

         2. Promisor agrees to pay the Principal Amount, together with interest from June 17, 1999, at the rate of six percent (6%) per annum, until paid.

         3. This note shall be negotiable and payable at 100 Rosecrest Lane, Columbus, Mississippi 39701, or at any other address so designated by the holder hereof from time to time.

         4.       This note is due and payable as follows:


         o On December 31, 2002, one-half (1/2) of the Principal Amount, together with one-half (1/2) of the interest then accrued, shall be paid.

         o On June 30, 2003, the entire unpaid balance, including all principal and interest, shall be paid.

         5. Privilege is reserved to prepay said indebtedness in whole or in part, at any time, without penalty, and thereafter interest shall be due and payable only on the unpaid principal balance remaining.

         6. In case of default in the payment of any of said installments hereunder, and such default continuing for five (5) days, then at the option of the holder hereof, the unpaid principal balance shall immediately become due and payable.


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         7. All parties to this note, whether make, endorser, surety, or guarantor, each for himself, hereby severally waives as to this debt, and any renewal or extension thereof, all rights of exemption under the Constitution and laws of Texas and Mississippi, or any other state, as to personal property, and they each severally agree to pay all costs of collecting or securing or attempting to collect or secure this note, including a reasonable attorney's fee, whether the same be collected or secured by suit or otherwise. All parties to this note, whether maker, endorser, surety or guarantor, each severally waives demand, presentment, protest, notice of protest, suit and all other requirements necessary to hold them, or either of them, and they severally agree that time of payment may be extended without notice to them or either of them of such extension.

         Executed as of the 1st day of March, 2002.

                         CAUTION: IT IS IMPORTANT THAT YOU THOROUGHLY READ THIS INSTRUMENT BEFORE YOU SIGN IT.


                         _________________________________________________(L.S.)
                         John L. Thompson





                            Promissory Note - Page 2